                                                                    EXHIBIT 99.3


                     STOCK OPTION ACKNOWLEDGEMENT AGREEMENT


        This Stock Option Acknowledgment Agreement ("Agreement") is entered into as of October __, 1997 among Health Partners, Inc., a Delaware corporation (the "Company"), FPA Medical Management, Inc., a Delaware corporation ("FPA"), and FirstName, (the "Optionee").

        WHEREAS, pursuant to (the) stock option agreement(s), the Company has granted to the Optionee (an) option(s) (the "Options") to purchase the number of common shares of the Company ("Company Common Shares") set forth on Schedule A hereto at the exercise price (or prices) set forth opposite such number of Company Common Shares;

        WHEREAS, FPA and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of July 1, 1997, pursuant to which the Company is merging (the "Merger") with a subsidiary of FPA and the Company is becoming a wholly-owned subsidiary of FPA; and

        WHEREAS, the Company, the Optionee and FPA desire to enter into this Agreement to provide that at the Effective Time the Options shall be canceled and exchanged for shares of fully paid common stock of FPA $0.002 par value per share ("FPA Common Stock") having a market value immediately prior to the Effective Time equal to the fair market value of the Options (the "Option Value"), determined using a variation of the Black-Scholes option pricing model as calculated by Smith Barney Inc. in the manner set forth on Schedule B hereto. Terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company, FPA and the Optionee hereby agree as follows:

        1. Exchange Options. At the Effective Time, the Options which are outstanding immediately prior to the Effective Time shall be canceled and the Optionee shall receive that number of fully paid shares of FPA Common Stock, decreased to the nearest whole share, having an aggregate fair market value immediately prior to the Effective Time equal to the Option Value. FPA will not pay cash to the Optionee in lieu of issuing fractional shares of FPA Common Stock. For purposes of this Section 1, the market value of a share of FPA Common Stock at the Effective Time shall be equal to the average of the closing prices of FPA Common Stock as reported on the NASDAQ National Market for the ten consecutive trading days ending on the date two trading days prior to the Effective Time. The shares of FPA Common Stock issuable pursuant to this Section 1 shall be registered under the Securities Act of 1933, as amended.

        2. Termination of Agreement. This Agreement shall terminate and shall be of no further force or effect if the Merger Agreement shall be terminated and the Merger shall not become effective pursuant to the terms thereof. Neither FPA nor the Company shall have any liability to the Optionee upon any such termination.

        3. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Optionee and by his personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees and by the Company and FPA and their respective successors and assigns.

        4. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by courier or overnight express service or five days after having been sent by certified or registered mail, postage prepaid, addressed (a) if to the Optionee, to the Optionee's address set forth in the


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records of the Company, or if to the Company, to Charles G. Berg Chief Executive
Officer, Health Partners, Inc., 800 Connecticut Ave., Norwalk, CT 06854, with a copy to James A. Lebovitz, Senior Vice President and General Counsel FPA Medical Management, Inc., 3636 Nobel Drive, 2nd Floor, San Diego, CA 92122, or (b) to such other address as any party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        5. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the applicable principles of conflicts of laws. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

        6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

        7. Miscellaneous. No provisions of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Optionee and by a duly authorized officer of the Company and of FPA. No waiver by any party hereto at any time of any breach by another party hereto of, or failure to comply with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar conditions or provision at the same or at any prior or subsequent time. Failure by the Optionee, the Company or FPA to insist upon strict compliance with any provision of this Agreement or to assert any right which the Optionee, the Company or FPA may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision of or right under this Agreement.

        IN WITNESS WHEREOF, both the Company and FPA has caused this Agreement to be executed by a duly authorized officer and the Optionee has executed this Agreement as of the day and year first above written.



                                       HEALTH PARTNERS, INC.


                                       By: _________________________________


                                       FPA MEDICAL MANAGEMENT, INC.


                                       By: _________________________________



                                       OPTIONEE:


                                       -------------------------------------

                                   SCHEDULE A

                              SCHEDULE OF OPTIONS


                     Number of             Date of             Vested             Unvested            Exercise
Date of Grant         Shares               Vesting             Shares              Shares               Price
-----------------------------------------------------------------------------------------------------------------

<<Grant1>>          <<Shares1>>          <<Vesting1>>        <<Vested1>>        <<Unvested1>>       <<Exercise1>>


<<Grant2>>          <<Shares2>>          <<Vesting2>>        <<Vested2>>        <<Unvested2>>        <<Exercise2>>


<<Grant3>>          <<Shares3>>          <<Vesting3>>        <<Vested3>>        <<Unvested3>>        <<Exercise3>>


* Options expire 10 years from date of grant.

                                   SCHEDULE B


                          DETERMINATION OF OPTION VALUE



Valuation Methodology

        Calculations made by Smith Barney Inc. will be based on the Black-Scholes option pricing model, utilizing assumptions based on, among other things, information provided by the Company and existing market conditions. In determining the final value received by option holders, HPI will apply an annual turnover discount to the Black-Scholes outputs for the unvested options for the probability that an option holder will not complete the vesting period, and thus will not receive full ownership of the entire option grant. The following are the assumptions used and the valuation results:

Valuation Assumptions

HPI Stock Price on Valuation Date(1)      $_____________
FPA Common Stock Price (2)                $_____________
Valuation Date                            Close of business two days prior to
                                          the Effective Time
Annual Dividend                           $_____________
Interest Rate                             ______________%
Volatility                                ______________%
Annual Turnover                           ______________


Valuation Results


                              Exercise          Number of            Vesting      Vested Option    Unvested     Total Option
   Date of Grant                Price            Options              Date            Value      Option Value      Value
----------------------------------------------------------------------------------------------------------------------------

                                                                                                                $




                                                                                                                ------------
Total Option Value                                                                                              $
                                                                                                                ============

Number of FPA Shares to be Issued

                                                                                                                ============




(1) Based on FPA Common Stock Price, as defined below.

(2) Stock price calculated as the average closing price of FPA Common Stock for the ten trading days ending two trading days prior to the Effective Time.